Covington & Burling llp

1201 pennsylvania avenue nw	washington
washington, dc 20004-2401	new york
tel 202.662.6000	san francisco
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www.cov.com	brussels
Exhibit 5.1
November 13, 2006
Telular Corporation
647 North Lakeview Parkway
Vernon Hills, Illinois 60061
Gentlemen:
     This opinion is being furnished to you in connection with the public resale by certain investors (collectively, the “Investors”), of up to 2,252,601 shares of Telular Corporation’s (the “Company”) Common Stock, par value $.01 per share (the “Shares”), pursuant to a registration statement on Form S-1 to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”). 1,931,745 Shares were issued to one of the Investors through a private placement on May 8, 2006 pursuant to the terms of the purchase agreement made as of April 21, 2006, and 320,856 Shares may be issued in the future pursuant to those certain warrants executed by the Company in connection with the loan and security agreement made as of June 27, 2006 (the “Warrants”). The Shares may be sold from time to time by the Investor to or through brokers, dealers or other agents or directly to other purchasers in one or more market transactions, in one or more private transactions, or in a combination of such methods of sale, at prices then prevailing, at prices related to such prices, or at negotiated prices.
     We have acted as counsel for the Company in connection with the sale of the Shares to the Investors. We have examined copies of the Registration Statement and all exhibits thereto. We also have examined such other documents and made such other investigations as we have deemed necessary to form a basis for the opinion hereinafter expressed.
     In examining the foregoing documents we have assumed the authenticity of documents submitted to us as originals, the genuineness of all signatures, the conformity to original documents of documents submitted as copies, and the accuracy of the representations and statements included therein.
     Based upon the foregoing, it is our opinion that the Shares are legally issued, fully paid and non-assessable or, in the case of Shares to be issued pursuant to the Warrants, will be legally issued, fully paid and non-assessable when and if issued in accordance with the terms of the Warrants, including payment to the Company of the consideration for the Shares specified in the Warrants.
     We hereby consent to the filing of this opinion as part of the Registration Statement, and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.”
     It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Very truly yours,
/s/ Covington & Burling LLP
COVINGTON & BURLING LLP